Exhibit 10.22

BENEFITFOCUS.COM, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), is made and entered into this 25th day of June 2014, by and between: Benefitfocus.com, Inc., having its principal place of business at 100 Benefitfocus Way, Charleston, SC 29492, (hereinafter referred to as “Benefitfocus”) and Ray August whose present address is: 100 Beaver Lake Drive, Elgin, SC 29045 (hereinafter referred to as the “Associate”).

1.	Employment. Benefitfocus hereby agrees to employ the Associate in the capacity of: Chief Operating Officer, upon the terms and conditions set out herein, and the Associate accepts such employment.

2.	Term. The term of this Agreement shall begin on August 10, 2014. The Associate understands and acknowledges that employment is considered “at will” and is terminable at any time at the will of Benefitfocus or the Associate, not withstanding any other provisions of this Agreement, including Section 19 hereof. This Agreement shall remain in force until terminated at the will of either party or as described in Section 19 of this Agreement.

3.	Duties. The Associate shall perform, for Benefitfocus, the duties set out in the attached Exhibit “A” entitled “Job Description,” which is incorporated herein and made a part of this Agreement.

4.	Compensation. The Associate’s compensation shall be paid in accordance with that outlined in Exhibit “B” entitled “Compensation Program,” which is incorporated herein and made a part hereof.

5.	Extent of Services. The Associate shall devote his entire time, attention, and energies to Benefitfocus’ business and shall not, during the term of this Agreement, be engaged in any other business activity that conflicts with, or takes the Associate’s time or attention away from, the Associate’s work for Benefitfocus, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. The Associate further agrees that he or she will perform all of the duties assigned to the Associate to the best of his or her ability and in a manner satisfactory to Benefitfocus, that he or she will truthfully and accurately maintain all records, preserve all such records, and make all such reports as Benefitfocus may require; that he or she will fully account for all money and all of the property of Benefitfocus of which the Associate may have custody and will pay over and deliver the same whenever and however the Associate may be directed to do so.

6.	Expenses. Benefitfocus agrees to reimburse the Associate for travel and other expenses incurred while conducting business on behalf of Benefitfocus as long as they are reasonable and approved by Benefitfocus and comply with government regulations covering such expenses for business purposes. Such expenses will be stated on a Benefitfocus furnished expense form, have required receipts, be signed by the Associate, and sent to Benefitfocus for approval and reimbursement. This procedure is to be accomplished on a weekly basis.

7.	Covenant Not to Disclose Trade Secrets and Confidential Information.

a.	As an employee of Benefitfocus, the Associate will be exposed to “Trade Secrets” and “Confidential Business Information” (as those terms are defined below). “Trade Secrets” shall mean information or data of or about Benefitfocus or any affiliated entity, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributors, or licensees, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a broader definition of “trade secret” under applicable law, the latter definition shall govern for purposes of interpreting the Associate’s obligations under this Agreement. Except as required to perform his or her obligations under this Agreement or except with Benefitfocus’ prior written permission, the Associate shall not use, redistribute, market, publish, disclose or divulge to any other person or entity any Trade Secrets of Benefitfocus. The Associate’s obligations under this provision shall remain in force (during or after the Term) for so long as such information or data shall continue to constitute a “trade secret” under applicable law. The Associate agrees to cooperate with any and all confidentiality requirements of Benefitfocus and the Associate shall immediately notify Benefitfocus of any unauthorized disclosure or use of any Trade Secrets of which the Associate becomes aware.

b.	The Associate agrees to maintain in strict confidence and, except as necessary to perform his or her duties for Benefitfocus, not to use or disclose any Confidential Business Information at any time, during the term of his or her employment or for a period of one year after the Associate’s last date of employment, so long as the pertinent data or information remains Confidential Business Information. “Confidential Business information” shall mean any non-public Information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by the Associate, directly or indirectly, in connection with the Associate’s employment (including his or her employment with Benefitfocus prior to the date of this Agreement), including (without limitation) oral and written information concerning Benefitfocus or its affiliates relating to financial position and results of operations (revenues, margins, assets, net income, etc.), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information, and personnel information. Confidential Business Information also includes information recorded in manuals, memoranda, projections, minutes, plans, computer programs, and records, whether or not legended or otherwise identified by Benefitfocus and its affiliates as Confidential Business Information, as well as information which is the subject of meetings and discussions and not so recorded; provided, however, that Confidential Business Information shall not include information that is generally available to the public, other than as a result of disclosure, directly or indirectly, by the Associate, or that was available to the Associate on a non-confidential basis prior to its disclosure to the Associate.

c.	Upon termination of employment, the Associate shall leave with Benefitfocus all business records relating to Benefitfocus and its affiliates including, without limitation, all contracts, calendars, and other materials or business records concerning its business or customers, including all physical, electronic, and computer copies thereof, whether or not the Associate prepared such materials or records himself. Upon such termination, the Associate shall retain no copies of any such materials and, if requested, shall certify in writing to Benefitfocus that no such materials are in his possession.

d.	As set forth above, the Associate shall not disclose Trade Secrets or Confidential Business Information. However, nothing in this provision shall prevent the Associate from disclosing Trade Secrets or Confidential Business Information pursuant to a court order or court-issued subpoena, so long as the Associate first notifies Benefitfocus of said order or subpoena in sufficient time to allow Benefitfocus to seek an appropriate protective order. The Associate agrees that if he or she receives any formal or informal discovery request, court order, or subpoena requesting that the Associate disclose Trade Secrets or Confidential Business Information, he or she will immediately notify Benefitfocus and provide Benefitfocus with a copy of said request, court order, or subpoena.

8.	Covenant Not to Solicit Customers.

a.	The Associate covenants and agrees that for a period of one (1) year following the date of termination of the Associate’s employment with Benefitfocus, for any reason, whether by the Associate or Benefitfocus, the Associate shall not (except on behalf of or with the prior written consent of Benefitfocus) either directly or indirectly, on the Associate’s own behalf or in the service or on behalf of others, (i) solicit, divert or appropriate to or for a Competing Business, or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that was a customer or prospective customer of Benefitfocus on the date of termination and with whom the Associate had direct material contact within six months of the Associate’s last date of employment. For purposes of this Agreement, the term “Competing Business” shall mean the business of offering human resource management and benefit administration services to companies via a Web-based system.

b.	The Associate recognizes and acknowledges that Benefitfocus’ customers and the specific needs of such customers are essential to the success of its business and its continued good will and that its customer list and customer information is a property interest of Benefitfocus, having been developed by Benefitfocus at great effort and expense.

9.

Covenant Not to Solicit Employees/Consultants. The Associate covenants and agrees that for a period of one (1) year following the date of termination of the Associate’s employment with Benefitfocus, for any reason, whether by Associate or Benefitfocus, Associate will not, either directly or indirectly, on the Associate’s own behalf or in the service or on behalf of others, (i) solicit, divert, or hire away, or (ii) attempt to solicit, divert, or hire away any employee of or consultant to Benefitfocus or any of its affiliates engaged or experienced in the Business (as defined herein), regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will. For purposes of this Agreement, the term “Business” shall mean the business of offering human resource management and benefit administration services to companies via a Web-based system.

10.	Covenant Not to Compete. The Associate covenants and agrees that in the event the Associate’s employment relationship with Benefitfocus is terminated, either by the Associate or Benefitfocus, for any reason whatsoever, the Associate shall not, for a period of one (1) year following the termination of the Associate’s employment with Benefitfocus, and within the United States, directly or indirectly, alone or in association with or on behalf of any other person, firm, corporation, or other business organization, (a) carry on, be engaged in, or take part in a Competing Business (as defined above), (b) render services to a Competing Business, or (c) own, share in the earnings of, or invest in the stock, bonds, or other securities of any person, firm, corporation, or other business organization (other than Benefitfocus or its affiliates, if any) engaged in a Competing Business; provided, however, that Associate may invest in stock, bonds or other securities of any Competing Business if (i) such stock, bonds, or other securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended; and (ii) Associate’s investment does not exceed, in the case of any class of the capital stock of any one issuer, 5% of the issued and outstanding shares, or in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding.

11.	Covenants are Independent. The covenants on the part of the Associate contained in paragraphs 7, 8, 9 and 10 hereof, as well as in each subsection thereof, shall each be construed as agreements independent of each other and of any other provision in this Agreement and the unenforceability of one shall not affect the remaining covenants.

12.	Consideration. The Associate acknowledges and agrees that valid consideration has been given to the Associate by Benefitfocus in return for the promises of the Associate set forth herein.

13.	Extension of Periods. Each of the time periods described in this Agreement shall be automatically extended by any length of time during which the Associate is in breach of the corresponding covenant contained herein. The provisions of this Agreement shall continue in full force and effect throughout the duration of the extended periods.

14.	Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Agreement are necessary for the legitimate business interests of Benefitfocus and impose a reasonable restraint on the Associate in light of the activities and Business of Benefitfocus on the date of the execution of this Agreement.

15.	Notices. Any notice required or desired to be given under this Agreement shall be given in writing, sent by certified mail, return receipt requested, to his or her residence in the case of the Associate, or to its principal place of business, in the case of Benefitfocus.

16.	Waiver of Breach. The waiver by Benefitfocus of a breach of any provision of this Agreement by the Associate shall not operate or be construed as a waiver of any subsequent breach by the Associate. No waiver shall be valid unless in writing and signed by Benefitfocus.

17.	Assignment. The Associate acknowledges that the services to be rendered by the Associate are unique and personal. Accordingly, the Associate may not assign any of his or her rights or delegate any of his or her duties or obligations under this Agreement. The rights and obligations of Benefitfocus under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Benefitfocus. The Associate agrees that this Agreement, and the covenants contained herein, may be assigned by Benefitfocus to any successor company.

18.	Vacations and Sick Leave. Benefitfocus’ vacation and sick leave policies will be detailed in its Associate Handbook the provisions of which are subject to change on a prospective basis.

19.	Termination Without Cause. The Associate may terminate this Agreement without cause. In such event Benefitfocus requests fourteen (14) days written notice to Benefitfocus. In such event, no severance allowance shall be paid to the Associate; but the Associate shall continue (if agreed to by Benefitfocus) to render his services and shall be paid his regular compensation up to the date of termination.

20.	Entire Agreement. This Agreement contains the entire understanding of the parties. It may be changed only by an Agreement in writing, signed by the parties hereto.

21.	Governing Law; Jurisdiction and Venue. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of South Carolina. The parties agree that any action or dispute regarding this Agreement shall be filed with a court having subject matter jurisdiction located in Charleston County, State of South Carolina.

22.	Work Facilities. The Associate shall be provided with such other facilities and services as are suitable to the Associate’s position and appropriate for the performance of his or her duties. In the case of an Associate performing the sales duties and located remote to the main office, it is expected that the Associate will maintain some form of office at his or her residence, which contains the necessary equipment to perform the assigned duties.

23.	Severability. To the extent that any provision or language of this Agreement is deemed unenforceable, by virtue of the scope of the business activity prohibited or the length of time the activity is prohibited, Benefitfocus and Associate agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of South Carolina.

24.	Remedies for Breach. The Associate recognizes and agrees that a breach by the Associate of any covenant contained in this Agreement would cause immeasurable and irreparable harm to Benefitfocus. In the event of a breach or threatened breach of any covenant contained herein, Benefitfocus shall be entitled to temporary and permanent injunctive relief, restraining the Associate from violating or threatening to violate any covenant contained herein, as well as all costs and fees incurred by Benefitfocus, including attorneys fees, as a result of the Associate’s breach or threatened breach of the covenant. Benefitfocus and the Associate agree that the relief described herein is in addition to such other and further relief as may be available to Benefitfocus at equity or by law. Nothing herein shall be construed as prohibiting Benefitfocus from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Associate.

25.	Additional Representations of Associate. The Associate acknowledges and agrees that: (i) the covenants contained in this Agreement are the essence of this Agreement; (ii) the Associate has received good, adequate and valuable consideration for each of these covenants; (iii) each of these covenants is reasonable and necessary to protect and preserve the interests and properties of Benefitfocus; (iv) each of these covenants in this Agreement is separate, distinct and severable not only from the other covenants but also from the remaining provisions of this Agreement; (v) the unenforceability of any covenants or agreements shall not affect the validity or enforceability of any of the other covenants or agreements or any other provision or provisions of this Agreement; and (vi) if the covenants herein shall ever be deemed to exceed the time, activity, or geographic limitations permitted by applicable law, then such provisions shall be and hereby are reformed to the maximum time, activity, or geographical limitations permitted by applicable law.

26.	At-Will Employment. The Associate understands and agrees that this Agreement shall in no way impose upon Benefitfocus any obligation to employ the Associate or to continue the Associate’s employment for any length of time. The employment or continuation of employment by Benefitfocus is, and at all times shall remain, in the absolute discretion of Benefitfocus, which employment may be terminated by the Associate or Benefitfocus at will.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 4th day of August, 2014.

Signed, sealed and delivered in the presence of:

BENEFITFOCUS

/s/ Paris Cavic	/s/ Shawn Jenkins
Witness	Benefitfocus.com, Inc.
	By:	Shawn Jenkins
Paris Cavic	Its:	President & CEO
Witness name printed

ASSOCIATES

/s/ Leslie Jones	/s/ Raymond August
Witness	Signature

Leslie Jones	Raymond August
Witness name printed	Print name

Benefitfocus.com, Inc.

Compensation Program

Exhibit “B” to Employment Agreement dated July 25, 2014.

1.	Salary: Benefitfocus shall pay the Associate as compensation for services rendered by the Associate, a salary of $19,166.00 per pay period (which annualizes to $460,000), payable twice per month on the 1st and 15th. The scheduled start date is August 11, 2014. The first payment for the scheduled start date shall be September 1, 2014 for those days worked August 11 - 15. All wages shall be subject to withholding and other applicable taxes.

2.	Annual Review: Annual salary reviews will occur on or around the annual budget process for the company.

3.	Annual Bonus Opportunity: You are eligible to participate in the Benefitfocus Management Incentive Bonus Program at the COO level, which is 100% of your base pay. The Company will pay you a bonus of 100% of your base pay when Company annual targets are met. The Bonus can in some cases be over 100% if certain over percentage of the Company targets are met. The targets for achieving the Bonus will be the same Company targets set for the entire Executive Management Team as adjusted at the beginning of each year. At the end of the 3rd quarter of 2014, you will be eligible to receive a bonus payment equal to an amount that will be paid based upon Company performance against Q2 and Q3 2014 targets.

4.	Initial Restricted Stock Unit Award: You will receive an initial grant of 175,000 RSU’s, subject to approval by the Board of Directors. This RSU award will be made at the next quarterly grant date. This grant will have a five- year vesting period.

5.	Annual Restricted Stock Unit Bonus: You will be eligible to receive an annual RSU award of up to 200% of your base pay.

Vesting: These RSU awards will have a four-year vesting period.

The Company agrees to accelerate your vesting to 100% in the event of a Change in Control of the Company, as defined herein, only if you are terminated within 12 months after the Change in Control without Cause, including a change in your position from Chief Operating Officer or a change in your duties and responsibilities.

6.	Housing and Relocation Reimbursement: The company will work with you and support your family’s relocation to the Charleston area. The company will provide housing in the area during your transition and will also provide an allowance for moving expenses. The Company will reimburse the Associate up to a maximum of $5000 per month, up to 18 months, for purposes of temporary housing in the Charleston, SC area. The Company will reimburse the Associate up to a maximum of $50,000 for moving expenses. The Employer follows IRS accountable plan moving reimbursement guidelines (refer to IRS Publication 521). The Associate will need to submit receipts for any direct moving expenses incurred, the balance will be paid to the Associate as ordinary wages. Should Associate terminate employment with Benefitfocus by resignation, or is terminated for Cause by the Company within Twenty Four (24) months of hire, Associate will be obligated to repay all housing and relocation expenses to Benefitfocus.

7.	Expenses relating to Sale and Purchase of Primary Residence: The Company agrees to reimburse you for reasonable and customary expenses relating to the sale of your current primary residence and the purchase of a primary residence in the Charleston, SC area. These expenses include real estate commissions on the sale of your current primary residence, attorney fees and closing costs. The Company’s agreement to reimburse you for these expenses will expire two (2) years from your date of hire. Should Associate terminate employment with Benefitfocus by resignation, or is terminated for Cause by the Company within Twenty Four (24) months of hire, Associate will be obligated to repay all reimbursed expenses relating to the sale and purchase of primary residences.

8.	Title: Chief Operating Officer. You will work with the CEO and executive team to outline the full breadth of the role as well as a transition plan for the staff. We believe this is a very exciting time of growth for the company and your leadership in this area will make a significant contribution to the company.

9.	Normal Hours of Work: Full time executive positions and the Chief Operating Officer are expected to work the amount of time needed to meet or exceed all metrics as assigned by the CEO.

10.	Benefits: You are eligible for all Benefitfocus associate benefit programs including but not limited to Health Insurance, Life Insurance, Disability Insurance, 401(k) Retirement Program, and more. These programs are outlined in the benefit summary and will be reviewed with you prior to your start date.

11.	Annual Leave and Paid Holidays: Your annual leave will be accrued at a rate of 20 days per year. At the 5th year of employment, your annual leave will follow the company schedule, as outlined in the benefit summary and reviewed prior to your start date.

12.	University Leadership Contribution: The company will make a $100,000.00 contribution to the School of Business at the University of South Carolina on your behalf. The contribution will be paid in 5 annual installments of $20,000.00 each. We would like to encourage and support your participation in the USC School of Business to both help build their programs and recruit the top students to our team. Additionally, the company currently supports the athletic programs of USC, and maintains six season tickets to all home football games. The company would like to have you lead additional efforts as we expand our relationship with USC in these and other areas.

13.	Retirement Benefits: The Associate will be eligible to receive Retirement Benefits at the Chief Operating Officer level, should such benefits be available in the future.

14.

Severance: In the event the Company terminates your employment without “Cause”, as defined herein, at any time prior to a Change of Control, as defined herein, then upon execution of a general release of claims satisfactory to the Company, the Company will provide you with the following severance benefits: (i) salary continuation for a period of twelve (12) months at your then current rate of base salary; (ii) a portion of your targeted annual bonus determined in accordance with the applicable paragraph below; (iii) if you are eligible for, elect and remain eligible for COBRA continuation coverage, the Company will pay the share of the premium it was paying prior termination during the period you are receiving severance. Except as may be provided under this Agreement following termination of your employment, any benefits to which you may be entitled pursuant to the Company’s plans, policies and arrangements referred to herein shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

In the event the Company or its acquirer terminates your employment without “Cause” as defined herein, at the time of or within twelve (12) months following a Change of Control, as defined herein, then upon execution of a general release of claims satisfactory to the Company, the Company or its acquirer will provide you with the following severance Benefits: (i) salary continuation for a period of twelve (12) months at your then current rate of base salary; (ii) a portion of your targeted annual bonus determined in accordance with the applicable paragraph below; and, (iii) if you are eligible for, elect and remain eligible for COBRA continuation coverage, the Company or its Acquirer will pay the share of the premium it was paying prior to termination during the period you are receiving severance. Except as may be provided under this Agreement following termination of your employment, any benefits to which you may be entitled pursuant to the Company’s plans, policies and arrangements referred to herein shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

For purposes of this document, you will receive the same severance benefits as upon a termination without Cause if you notify the Company of your decision to terminate your employment with the Company within three (3) months of the occurrence of either of the following: (i) a decrease to your base salary or targeted annual bonus without your consent and approval to an amount less than the then current amount immediately preceding the decrease, or (ii) a change in your position from Chief Operating Officer or your duties and responsibilities without your consent and approval.

If the Company terminates your employment with or without Cause, after completion of any period (whether a calendar year or any other period) during which your eligibility for a bonus is to be determined (a “Bonus Period”) but prior to the date when such bonus is to be paid, you will be entitled to receive such bonus at the time it would have been paid. In addition, if the company terminates your employment without cause prior to the completion of a Bonus Period, you will be entitled to receive a prorated portion of such bonus at the time it would have been paid, based on the portion of the Bonus Period that you were employed by the Company.

“Cause” shall mean a determination by the Company’s board of directors of any of the following: (i) your violation of any applicable material law or regulation respecting the business of the Company; (ii) your commission of a felony or a crime involving moral turpitude, (iii) any act of dishonesty, fraud or misrepresentation in relation to your duties to the Company, (iv) failure to perform in any material respect your duties hereunder after twenty (20) days written notice and an opportunity to cure such failure and a reasonable opportunity to present to the Company’s board of directors your position regarding any dispute relating to the existence of such failure; (v) your failure to attempt in good faith to implement a clear and reasonable directive from the Company’s board of directors or to comply with any of the Company’s policies and procedures which failure is material and occurs after written notice from the Company’s board of directors; (vi) any act of gross misconduct which is materially and demonstrably injurious to the Company; or, (vii) your breach of fiduciary responsibility.

A “Change of Control” shall be deemed to have occurred if any of the following conditions have occurred: (i) the merger or consolidation of the Company with another entity, where the

Company is not the surviving entity and where after the merger or consolidation (A) its stockholders prior to the merger or consolidation hold less than 50% of the voting stock of the surviving entity and (B) its directors prior to the merger or consolidation are less than a majority of the directors of the surviving entity; (ii) the sale of all or substantially all of the Company’s assets to a third party where subsequent to the transaction (A) its stockholders hold less than 50% of the stock of said third party and (B) its directors are less than a majority of the board of directors of said third party; or (iii) a transaction or series of transactions, including a merger of the Company with another entity where the Company is the surviving entity, whereby (A) 50% or more of the voting stock of the Company after the transaction is owned actually or beneficially by parties who held less than 30% of the voting stock, actually or beneficially, prior to the transaction(s) and (B) its Board of Directors after the transaction(s) or within 60 days thereof is comprised of less than a majority of the Company’s directors serving prior to the transaction(s).

Signed and delivered on this 25th day of July, 2014 in the presence of:

BENEFITFOCUS.COM, INC.	ASSOCIATE

/s/ Shawn Jenkins	/s/ Raymond August
Executive Signature	Signature

Shawn Jenkins, President & CEO	Raymond August
Executive Name Printed	Name Printed